UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): May 30, 2006
MERCANTILE BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32434	37-1149138
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)
440 Maine Street, Quincy, Illinois 62301
(Address of Principal Executive Offices) (Zip Code)
(217) 223-7300
Registrant’s Telephone Number, Including Area Code
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
     On May 30, 2006, Mercantile Bancorp, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Royal Palm Bancorp, Inc., a Florida corporation (“Royal Palm”), Royal Palm Bank of Florida, a Florida banking corporation (“RP Bank”), and Mercantile Merger Corp., a Florida corporation and a direct wholly owned subsidiary of the Company (“Mercantile Sub”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, the Mercantile Sub will merge with and into Royal Palm, with Royal Palm continuing as the surviving corporation and a direct wholly owned subsidiary of the Company (the “Merger”).
     At the effective time and as a result of the Merger, stockholders of Royal Palm will become entitled to receive $25.32 (subject to certain upward adjustments up to $.18 per share) in cash in exchange for each issued and outstanding share of Royal Palm common stock. At the effective time of the Merger, holders of each outstanding stock option under Royal Palm’ equity compensation plans will also become entitled to receive $25.32 in cash, less the applicable exercise price of stock options, subject to applicable withholding or other taxes. The transaction is valued at approximately $44.4 million based on the Merger consideration.
     The parties have made customary representations, warranties and covenants in the Merger Agreement. The completion of the Merger is subject to approval by the shareholders of Royal Palm and the satisfaction of other customary conditions, including federal and state banking agency approvals.
     The Merger Agreement contains certain termination rights for the parties. Royal Palm will be required to pay the Company a $1.3 million termination fee if either the Company or Royal Palm terminates the Merger Agreement because (i) Royal Palm’s Board of Directors fails to make, withdraws or modifies its recommendation of the Merger to Royal Palm’s shareholders or (ii) the Royal Palm’s Board recommends, approves or proposes to recommend or approve an acquisition proposal from another party that the Board determines is a superior proposal.
     Royal Palm may also be obligated to reimburse the Company for up to $250,000 in transaction expenses if the Merger Agreement is terminated by either the Company or Royal Palm because the transaction fails to close by December 31, 2006 or Royal Palm’s shareholders shall have failed to approve the Merger, but only if under either such circumstance, Royal Palm enters into and consummates an acquisition proposal from another party within one year after the termination of the Merger Agreement.
     The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference.
     A copy of the Agreement and Plan of Merger dated May 30, 2006 is included herein as Exhibit 2.1 and the full text of the press release announcing these items is included herein as

Exhibit 99.1 and are incorporated herein by reference.
Item 9.01 Exhibits
     (c) Exhibits:

Exhibit
Number	Description
2.1	Agreement and Plan of Merger by and among Royal Palm Bancorp, Inc., Royal Palm Bank of Florida, Mercantile Bancorp., Inc. and Mercantile Merger Corp. dated May 30, 2006

99.1	Press release issued by Mercantile Bancorp, Inc. on May 31, 2006 regarding the Royal Palm acquisition.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mercantile Bancorp, Inc.

By:	/s/ Dan S. Dugan
Name:	Dan S. Dugan
Title:	President, Chief Executive Officer and Chairman
Date: June 2, 2006

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